U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO-I/A

(RULE 14d-100)

(AMENDMENT NO. 1)

TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)

OF THE SECURITIES EXCHANGE ACT OF 1934

EMULEX CORPORATION

(Name of subject company issuer)

EMULEX CORPORATION

(Name of filing persons, offeror)

Options to Purchase Common Stock, Par Value $0.10 Per Share
and related Preferred Stock Purchase Rights
(Title and Class of Securities)

292475 20 9
(CUSIP Number of Class of Securities of Underlying Common Stock)

Randall G. Wick, Esq.
Vice President and General Counsel
3333 Susan Street
Costa Mesa, CA 92626
714-662-5600

(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing persons)

Copy to:

Robert Steinberg, Esq.
Jeffer, Mangels, Butler & Marmaro, LLP
7th Floor
1900 Avenue of the Stars
Los Angeles, California 90067
(310) 203-8080

CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee**

$20,639,997	$1,670.00

* Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 1,833,037 shares of common stock (and related preferred stock purchase rights) of Emulex Corporation, having an aggregate value of $20,639,997 will be exchanged pursuant to this offer. The aggregate value is calculated based upon the Black-Scholes option pricing model as of January 16, 2004.

** $80.90 per $1,000,000 of the aggregate offering amount, pursuant to Rule 0-11 of the Securities and Exchange Act of 1934, as amended by Fee Advisory # 6 for Fiscal Year 2004, effective November 24, 2003. The filing fee was previously paid with the Schedule TO filed with the Securities and Exchange Commission on January 21, 2004.

[x] Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and date of its filing.

Amount Previously Paid: $1,670
Filing Party: Emulex Corporation
Form or Registration No.: Schedule TO-I
Date Filed: January 22, 2004

     [  ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

          [  ] third-party tender offer subject to Rule 14d-1.

          [X] issuer tender offer subject to Rule 13e-4.

          [  ] going-private transaction subject to Rule 13e-3.

          [  ] amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [  ]

SCHEDULE TO
(AMENDMENT NO. 1)

     This Amendment No. 1 amends and supplements the Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission on January 22, 2004, relating to our offer to exchange outstanding options to purchase shares of our common stock held be eligible employees for a designated number of new options to be granted under the Emulex Corporation Employee Stock Option Plan.

ITEM 4 TERMS OF THE TRANSACTION

     (a)  Material Terms. The information set forth under the headings “The Offer – Expiration Date; Extension of the Offer,” “The Offer — Acceptance of Options for Exchange and Issuance of New Options,” “The Offer – Conditions of the Offer” and “Material Tax Consequences” in Exhibit (a)(1)(H) is incorporated herein by reference.

ITEM 6. PURPOSES OF THE TRANSACTION AND PLANS OR PROPOSALS

     (b)  Use of Securities Acquired. The information set forth under the heading “The Offer — Acceptance of Options for Exchange and Issuance of New Options” in Exhibit (a)(1)(H) is incorporated herein by reference.

     (c)  Plans.

          (1) Not applicable

          (2) Not applicable

          (3) Not applicable

          (4) Not applicable

          (5) Not applicable

          (6) Not applicable

          (7) Not applicable

          (8) Not applicable

          (9) Not applicable

          (10) Not applicable

ITEM 7. SOURCE AND AMOUNT OF FUNDS AND OTHER CONSIDERATION

     (b)  Conditions. The information set forth under the heading “The Offer – Conditions of the Offer” in Exhibit (a)(1)(H) is incorporated herein by reference.

ITEM 10. FINANCIAL STATEMENTS

     (a)  Financial Information. The information set forth under the heading “Additional Information” in Exhibit (a)(1)(H) is incorporated herein by reference.

ITEM 12. EXHIBITS

Exhibit Number	Description

(a)(1)(A)*	Offer to Exchange Outstanding Options to Purchase Common Stock, dated January 21, 2004.

(a)(1)(B)*	Form of Transmittal Letter.

Exhibit Number	Description

(a)(1)(C)*	Form of Stock Option Exchange Election Form.

(a)(1)(D)*	Form of Confirmation of Cancellation of Eligible Options and Promise to Grant New Options.

(a)(1)(E)**	Emulex Corporation’s Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on October 21, 2003, and incorporated herein by reference.

(a)(1)(F)	Emulex Corporation’s Annual Report on Form 10-K for its fiscal year ended June 28, 2003, as filed with the Securities and Exchange Commission on September 24, 2003 and incorporated herein by reference.

(a)(1)(G)	Emulex Corporation’s Quarterly Report on Form 10-Q for its fiscal quarter ended September 29, 2003, as filed with the Securities and Exchange Commission on November 10, 2003 and incorporated herein by reference.

(a)(1)(H)	Emulex Corporation’s Quarterly Report on Form 10-Q for its fiscal quarter ended December 28, 2003, as filed with the Securities and Exchange Commission on February 11, 2004 and incorporated herein by reference.

(a)(1)(I)	Supplement to Emulex Corporation’s Offer to Exchange

(a)(1)(J)	Form of Notice to Eligible Employees of an Amendment to the Offer to Exchange

(a)(1)(K)	Form of Amended Stock Option Exchange Election Form.

(b)	Not applicable.

(d)(1)	Emulex Corporation’s Employee Stock Option Plan (incorporated by reference to Appendix B to the Company’s Proxy Statement for its Annual Meeting of Stockholders held on November 21, 2002).

(d)(2)	Form of Nonqualified Stock Option Agreement for replacement options pursuant to the Emulex Corporation Employee Stock Option Plan (incorporated by reference to Appendix A to the Company’s Offer to Exchange Outstanding Options to Purchase Common Stock, dated January 21, 2004., filed as Exhibit (a)(1)(A) hereto).

(g)	Not applicable.

(h)	Not applicable.

* Previously filed with the Schedule TO-I filed with the Securities and Exchange Commission on January 21, 2004, and incorporated herein by reference.

** Previously filed with the Preliminary Communications on Schedule TO filed with the Securities and Exchange Commission on October 21, 2003, and incorporated herein by reference.

SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2004	EMULEX CORPORATION

/s/ Paul F. Folino

Paul F. Folino
Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

(a)(1)(A)*	Offer to Exchange Outstanding Options to Purchase Common Stock, dated January 21, 2004.

(a)(1)(B)*	Form of Transmittal Letter.

(a)(1)(C)*	Form of Stock Option Exchange Election Form.

(a)(1)(D)*	Form of Confirmation of Cancellation of Eligible Options and Promise to Grant New Options.

(a)(1)(E)**	Emulex Corporation’s Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on October 21, 2003, and incorporated herein by reference.

(a)(1)(F)	Emulex Corporation’s Annual Report on Form 10-K for its fiscal year ended June 28, 2003, as filed with the Securities and Exchange Commission on September 24, 2003 and incorporated herein by reference.

(a)(1)(G)	Emulex Corporation’s Quarterly Report on Form 10-Q for its fiscal quarter ended September 29, 2003, as filed with the Securities and Exchange Commission on November 10, 2003 and incorporated herein by reference.

(a)(1)(H)	Emulex Corporation’s Quarterly Report on Form 10-Q for its fiscal quarter ended December 28, 2003, as filed with the Securities and Exchange Commission on February 11, 2004 and incorporated herein by reference.

(a)(1)(I)	Supplement to Emulex Corporation’s Offer to Exchange

(a)(1)(J)	Form of Notice to Eligible Employees of an Amendment to the Offer to Exchange

(a)(1)(K)	Form of Amended Stock Option Exchange Election Form.

(b)	Not applicable.

(d)(1)	Emulex Corporation’s Employee Stock Option Plan (incorporated by reference to Appendix B to the Company’s Proxy Statement for its Annual Meeting of Stockholders held on November 21, 2002).

(d)(2)	Form of Nonqualified Stock Option Agreement for replacement options pursuant to the Emulex Corporation Employee Stock Option Plan (incorporated by reference to Appendix A to the Company’s Offer to Exchange Outstanding Options to Purchase Common Stock, dated January 21, 2004., filed as Exhibit (a)(1)(A) hereto).

(g)	Not applicable.

(h)	Not applicable.

* Previously filed with the Schedule TO-I filed with the Securities and Exchange Commission on January 21, 2004, and incorporated herein by reference.

** Previously filed with the Preliminary Communications on Schedule TO filed with the Securities and Exchange Commission on October 21, 2003, and incorporated herein by reference.